Exhibit 10.06

July 29, 2011

Paul Crandell

Via email

Dear Paul:

We are pleased to offer you a position with Woodman Labs, Inc. DBA “GoPro” (the “Company”), as Vice President, Brand Marketing. If you decide to join us, you will receive Two Hundred Ten Thousand ($210,000) annually, which will be paid bi-weekly in accordance with the Company’s normal payroll procedures. You will also be eligible for a bonus up to 20% of your annual salary per year which will be paid annually based on company performance and individual objectives. In addition you will receive a relocation assistance allowance up to $15,000.

You will also be eligible to receive certain employee benefits. A list of current employee benefits will be provided in a Summary of Benefits document. Eligibility for benefits begins on the first (1st) day of the month following your first day of employment, with the exception of participating in our 401k which you will be eligible 90 days after your first day of employment. You should note that the Company may modify job titles, salaries, commission plans, bonuses and benefits from time to time as it deems necessary.

Subject to approval of the Board, you will be granted an option to purchase 100,000 shares of the Company’s Common Stock. The option will be subject to the term and conditions applicable to options granted under the Company’s 2010 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement which will be made available to you at the time of grant.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook which the Company will soon complete and distribute.

As a condition of your employment you are also required to sign and comply with an At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre employment negotiations, whether written or oral. This letter, including, but not limited to, its at will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by August 1, 2011. We would like to have you start on or about August 15, 2011 and realize that there may be a longer transition time with your current situation.

We look forward to your favorable reply and to working with you at GoPro.

Sincerely,

/s/ Molly Theda
Molly Theda
Director of HR

Agreed to and accepted:

Signature:	/s/ Paul Crandell
Paul Crandell

Date:	7/31/11

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